Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement Nos. 333-75026, 333-93085, 333-124886, and 333-140368 on Form S-8 of our report dated June 14, 2007, relating to the consolidated financial statements and financial statement schedule of Breeze-Eastern Corporation (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of FASB Statement No. 123R, Share-Based Payments), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Breeze-Eastern Corporation for the year ended March 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 14, 2007